VISHAY PRECISION GROUP MOURNS THE LOSS OF
DR. FELIX ZANDMAN

MALVERN, PA – Monday June 6th, 2011 – Vishay Precision Group, Inc. (“VPG”) (NYSE: VPG) announced today, with great sadness, the passing of Dr. Felix Zandman, the inventor and founder of the foil technology upon which the VPG business is based. Dr. Zandman, who was 83 years old, was also the founder and Executive Chairman of the Board of Vishay Intertechnology, Inc. (“Vishay”) (NYSE:VSH). VPG was successfully spun of from Vishay in 2010 and Dr. Zandman served as an R&D consultant to VPG after the spinoff.

Mr. Marc Zandman, the son of Dr. Zandman, is the non-executive Chairman of the Board of VPG. Vishay announced today that its Board has elected Marc Zandman as its Executive Chairman of the Board. Mr. Ziv Shoshani, VPG’s President and Chief Executive Officer, is the nephew of Dr. Zandman and also serves on the Board of Vishay. Mr. Steven Klausner, VPG Vice President and Treasurer, is Dr. Zandman’s son-in law.

Marc Zandman said, “On behalf of VPG and the entire Zandman and Shoshani families, I am deeply proud of the many contributions my father made to Vishay, VPG, our industry and Israel, as well as the legacy he leaves behind. My father’s high standards and values are embedded in VPG’s culture and impact all that we do at VPG, across the globe, every day. We fully intend to continue his ideals in both business and personal matters.”

Ziv Shoshani said, “Dr. Zandman will never be forgotten as his legacy will live on, around the world through the many people he touched, including all VPG’s employees. VPG will continue to implement the vision, strategy and culture articulated by Dr. Zandman.”

Dr. Zandman was born in 1928 in the Polish city of Grodno. In October 1941, he and his family were arrested by the Nazis and sent to the Grodno ghetto. In 1943, Dr. Zandman survived the Holocaust by hiding with his uncle and other people under the floor boards in the house of a Polish family for 17 months. While hiding, Dr. Zandman’s uncle taught him trigonometry and higher mathematics. Following the war, in 1946, Dr. Zandman emigrated to France, where he earned a mechanical engineering degree, an MS in physics from the University of Nancy (France), and a PhD in physics from the University of Paris, Sorbonne.

In 1956, Dr. Zandman moved to the United States and began working for Tatnall Measuring Systems, a division of the Budd Company of Philadelphia, as director of basic research. During this time he developed PhotoStress® measurement instruments and revolutionary, temperature-resistant foil resistors, which enable manufacturers of a wide assortment of precision electronics products to enhance their performance. When Tatnall declined to market his high-end resistors, Dr. Zandman, with financial support from his uncle Alfred P. Slaner, founded Vishay. The Vishay name, after which Vishay Intertechnology and Vishay Precision Group were named, is the name of the village in Lithuania where relatives of Dr. Zandman perished during the Holocaust.

Dr. Zandman published numerous scientific papers, three textbooks, and an autobiography (“Never the Last Journey”) and held over 70 patents. He won numerous awards including the Best Strategic Investor Award from the Israel Manufacturers Association (awarded by the President of Israel); the Legion of Honor, France (awarded by the President of the Republic of France); the Order of Merit for Research and Invention (France); the Franklin Institute Medal for Science (USA); the Electronic Industries Alliance Medal of Honor (presented at a ceremony attended by the President of the United States); and the Lifetime Achievement Award from the National Electronic Distributors Association. He was awarded the title of Doctor Honoris Causa from the University of Beer Sheva (Israel) and from the Israel Institute of Technology (Technion). In 1994, Dr. Zandman also became a citizen of the State of Israel.

Dr. Zandman is survived by his wife Mrs. Ruta Zandman; his children, Dr. Gisele Zandman Goddard and her husband Eli, Mrs. Ariele Zandman Klausner and her husband Steven, and Mr. Marc Zandman and his wife Orit; and nine grandchildren.

About Vishay Precision Group

Vishay Precision Group produces sensors based on resistive foil technology, and sensor-based systems. VPG provides vertically integrated products and solutions for multiple growing markets in the areas of stress, force, weight, and pressure measurements. As a spin-off from Vishay Intertechnology, the Company has a decades-long track record of innovation in foil precision resistors, current sensors, and strain gages, which serves as a foundation for its more recent expansion into strain gage instrumentation, load cells and transducers, weighing modules, and complete systems for process control and on-board weighing. Vishay Precision Group may be found on the internet at www.vishaypg.com.

SOURCE: Vishay Precision Group, Inc.

Contact:
Vishay Precision Group, Inc.
Sr. Mgr. Investor Relations
Michael Sheaffer
+1 484-321-5327
Investors@VishayPG.com